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                                                                   EXHIBIT 10.17


                           ASSETS PURCHASE AGREEMENT


This Assets Purchase Agreement (this "Agreement"), executed as of the 16th day of December, 1997 by and among InterVoice Acquisition Subsidiary, Inc., a Nevada corporation ("Purchaser") that is a wholly owned subsidiary of InterVoice, Inc., a Texas corporation ("InterVoice"); Integrated Telephony Products, Inc., a Nevada corporation ("Seller"); and David Lifshitz (the "Principal Shareholder");

                                  WITNESSETH:

WHEREAS, Purchaser desires to purchase, and Seller and the Principal Shareholder desire for Seller to sell, certain assets of Seller in accordance with the terms set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser, Seller and the Principal Shareholder do hereby agree as follows:

                      I. AGREEMENT OF SALE AND PURCHASE

1.1 SALE AND PURCHASE. At the closing at Purchaser's offices in Dallas, Texas at 9:30 a.m., local time, on January 16, 1998 or at such other place, time and date as Purchaser, Seller and the Principal Shareholder may otherwise mutually agree (the "Closing"), and subject to the terms of this Agreement, Purchaser will purchase from Seller, and Seller will sell to Purchaser, all of the Purchased Assets (as defined in Section 1.2 hereof) in consideration of (i) Purchaser's payment to Seller of an aggregate cash consideration of $4 million (the "Cash Consideration"), (ii) services pursuant to and in accordance with the Service Agreement (as defined in Section 1.5), and (iii) the Common Stock (as defined in Section 1.4). The Cash Consideration will be reduced by the Initial Payment (as defined in Section 1.3 hereof). Upon execution of this Agreement, Purchaser will prepay $500,000 of the Cash Consideration (the "Prepayment");
and at Closing, subject to satisfaction of the closing conditions set forth in
Section 4.2 (except to the extent any such conditions are waived by Purchaser in accordance with Section 4.2) will pay $1.5 million of the Cash Consideration to Seller by wire transfer in immediately available funds (based on wire instructions provided by Seller) and deposit the remaining $1 million of the Cash Consideration, together with the Common Stock, into escrow in accordance with the provisions of Section 5.3. In the event that the Closing does not occur, and the Purchased Assets are not acquired by Purchaser, because any of the conditions of Sections 4.1 or 4.2 have not been fulfilled or waived, Seller shall repay to Purchaser the Prepayment within five (5) days of the scheduled Closing date, subject to the provisions of Sections 4.1(f) and 4.2(h).

1.2 PURCHASED ASSETS. The assets to be purchased by Purchaser from Seller (collectively, the "Purchased Assets") are the Software (as defined in Section 1.3), the other Intellectual Property (as defined in Section 3.12) and the Premises Lease





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Agreements (as defined in Section 3.8). Purchaser is not assuming any liabilities or obligations of Seller (other than any liability and obligations under the Premises Lease Agreements and Service Agreement), and is not acquiring any agreements or assets other than Purchased Assets.

1.3 SOFTWARE LICENSE. Contemporaneous with the execution of this Agreement, Purchaser will initiate the payment of $1 million (the "Initial Payment"), together with the Prepayment, by wire transfer in immediately available funds, and complete the payment within thirty six (36) hours of execution of this Agreement, based on wiring instructions provided by Seller. The Initial Payment will both (i) be credited against the Cash Consideration otherwise payable at Closing and (ii) constitute payment in full by Purchaser to Seller for a nonexclusive, fully paid, perpetual and worldwide license in the form attached hereto as Exhibit 1.3 (the "License") with respect to the "Software" as defined therein. For purposes of the purchase of the Purchased Assets pursuant to this Agreement, and for purposes of all references to the term Software in all provisions of this Agreement, the term "Software" has the meaning ascribed to it in Schedule 1.3, which meaning is the same as the meaning ascribed to the term in the License except the Software purchased pursuant to this Agreement also includes: (i) all copyrights, trade secrets and inventions included in, or practiced in connection with, the Software (the License only includes a non-exclusive license to practice such copyrights, inventions and trade secrets subject to the terms of the License); and (ii) all marketing and sales promotion documentation of Seller in any way relating to the Software. If the Closing does not occur, the License will remain fully valid and enforceable in accordance with its terms; provided, however, if the Closing does occur, the Cash Consideration otherwise payable at the Closing will be reduced by the amount of the Initial Payment. After the Closing occurs, Purchaser will own the Software. The License includes the services specified therein.

1.4 COMMON STOCK. At the Closing Purchaser will cause InterVoice to issue shares of InterVoice's common stock, no par value per share ("Common Stock"), with an aggregate Fair Market Value of $500,000, for the account of Seller. The shares of Common Stock will not be registered under any state or federal securities laws. For purposes of this Section 1.4, "Fair Market Value" is based upon the average closing price per share of InterVoice's Common Stock as reported on the NASDAQ National Market, for the period of twenty-one consecutive market trading days commencing on the date ten market trading days prior to the date of execution of this Agreement, and continuing through the date which is ten consecutive market trading days after the date of execution of this Agreement.

1.5 SERVICE AGREEMENT. Purchaser will provide the warranty service and support (the "Service Agreement") specifically required under the service and support warranties specifically referenced in the six customer agreements (the "Six Agreements") referenced in Schedule 1.5, for the remaining term of such warranties as set forth in Schedule 1.5. Purchaser is only assuming the warranty obligations specifically referred to in Schedule 1.5. Seller is not assigning the Six Agreements to Purchaser and Purchaser is not assuming any other obligations or liabilities under such Six Agreements.





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1.6 INSTRUMENTS OF CONVEYANCE. At the Closing (and from time to time thereafter as may be reasonably requested by Purchaser) Seller and the Principal Shareholder will execute such bills of sale, assignments and other instruments of conveyance as may be reasonably necessary to transfer the Purchased Assets to Purchaser.

                II. REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to, and agrees with, Seller and the Principal Shareholder that:

2.1 CORPORATE ORGANIZATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own, lease and operate its property and to carry on its business as now being conducted. No actions or proceedings to dissolve Purchaser are pending or threatened.

2.2 AUTHORITY RELATIVE TO THIS AGREEMENT. Purchaser has full corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Purchaser of this Agreement have been duly authorized by all necessary corporate action of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes a valid and legally binding obligation of Purchaser enforceable against it in accordance with its terms.

2.3 NONCONTRAVENTION. The execution, delivery and performance by Purchaser of this Agreement and the consummation by it of the transactions contemplated hereby do not and will not conflict with or result in a violation of any provision of its articles of incorporation or bylaws.

2.4 BROKERAGE FEES. Neither InterVoice, Purchaser nor any of their respective affiliates has retained any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement or any transaction contemplated hereby.

2.5 INTERVOICE SHARES AND DISCLOSURE.

(a) When delivered at closing as contemplated by this Agreement, the Common Stock will be duly and validly authorized and issued, fully paid and nonassessable, free from all stamp-taxes, liens, and charges and will have been issued in compliance with applicable federal and state securities laws.

(b) Purchaser hereby makes the representation below in this Section 2.5(b) with respect to each of the following:





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      (1)   Annual report of InterVoice to its shareholders for its fiscal year ended February 28, 1997;

      (2) Annual report of InterVoice on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") for InterVoice's fiscal year ended February 28, 1997 (the "Form 10-K");

      (3) Proxy Statement of InterVoice relating to its most recent annual meeting of shareholders;

      (4) Quarterly reports of InterVoice on Form 10-Q as filed with the SEC for each of the first two fiscal quarters of InterVoice of the current fiscal year (the "Forms 10-Q"), and all other reports have been filed with the SEC after the filing of the report referred to in (2) above and prior to the execution hereof.

Each of such documents, at the time it was prepared, and all of such documents taken together, did not and do not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. All of the financial statements obtained in the foregoing documents were prepared from the books and records of InterVoice. The audited financial statements contained in the Form 10-K (the "Audited Financial Statements") were prepared in accordance with generally accepted accounting principles, and fairly and accurately reflect the financial position and condition of InterVoice as at the dates and for the periods indicated. The unaudited financial statements contained in the Forms 10-Q were prepared in a manner not inconsistent with the basis of presentation used in the Audited Financial Statements, and fairly present the financial position and condition of InterVoice as at and for the periods indicated, subject to normal year end adjustments, and InterVoice has no reason to believe that any of such adjustments will be material.

                 III. REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller represents and warrants to, and agrees with, Purchaser as set forth in this Article III.

3.1 CORPORATE ORGANIZATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. No actions or proceedings to dissolve Seller are pending or threatened. Principal Shareholder and Wolfgang Kern own, respectively, 20,000 shares and 3,255 shares of the twenty-five thousand (25,000) shares of common stock of Seller which are authorized for issuance by Seller; such common stock constitutes all of the authorized capital stock of Seller; there are no more than ten shareholders of Seller; and there are no options, rights or other securities convertible into, or exchangeable for, any capital stock of Seller. Principal Shareholder is the only director of Seller, and was duly elected and continues to serve as a director of Seller. Prior to Closing, CallFlow Technologies Corporation, a Nevada corporation ("CFTC"), will be merged with and into Seller (the "Merger"), and Seller will be the surviving corporation of the Merger.





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Immediately prior to the Merger, CFTC will be a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and will have all requisite corporate power and authority to own, lease and operate its property. Immediately prior to the Merger, Seller and CFTC will have full corporate power and authority to execute and deliver and perform the Merger and all agreements, documents and actions related thereto and to consummate the transactions contemplated thereby. The execution, delivery and performance by Seller and CFTC of the Merger and all documents and action related thereto will have been duly authorized by all necessary corporate action of Seller and CFTC, respectively, prior to the Merger. Prior to Closing, Seller and CFTC will enter into all agreements necessary to consummate the Merger, and all such agreements shall be duly executed and delivered by each of Seller and CFTC, and such agreements will constitute valid and legally binding obligations of CFTC and Seller enforceable against each of them in accordance with their terms, and the Merger will be validly consummated. Any and all Purchased Assets owned, in the control of and/or attributed to CFTC, in whole or in part, prior to the Merger will be wholly owned by Seller, without Encumbrances (as defined in Section 3.6), upon consummation of the Merger. Seller represents and warrants that unless otherwise specifically discussed in this Agreement and the schedules and exhibits hereto, none of the disclosures, representations and covenants in this Agreement will change in connection with or as a result of the Merger.

3.2 QUALIFICATION. Seller is duly qualified or licensed to do business as a foreign corporation and is in good standing in the State of Colorado, which is the only jurisdiction in which it owns, leases, or operates the Purchased Assets or in which such qualification or licensing is required for the conduct of its business.

3.3 AUTHORITY RELATIVE TO THIS AGREEMENT. Seller has full corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action of Seller. This Agreement has been duly executed and delivered by Seller and the Principal Shareholder and constitutes a valid and legally binding obligation of Seller and Principal Shareholder enforceable against them in accordance with its terms.

3.4 NONCONTRAVENTION. The execution, delivery, and performance by Seller of this Agreement and the consummation by it of the transactions contemplated hereby do not and will not (i) conflict with or result in a violation of any provision of the articles of incorporation or bylaws of Seller, (ii) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, or require any consent, approval, authorization, or waiver of, or notice to, any party to, any bond, debenture, note, mortgage, indenture, lease, contract, agreement, or other instrument or obligation to which Seller is a party or by which Seller, its business, or any of the Purchased Assets may be bound or any permit held by Seller or its business, (iii) result in





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the creation or imposition of any Encumbrance upon any of the Purchased Assets, or (iv) violate any applicable law binding upon Seller, its business, or any of the Purchased Assets, except, in the case of clause (ii) above, for (A) such consents, approvals, authorizations, and waivers that have been obtained and are unconditional and in full force and effect and such notices that have been duly given and (B) such consents, approvals, authorizations, waivers, and notices that are disclosed on Schedule 3.4.

3.5 GOVERNMENTAL APPROVALS. No consent, approval, order, or authorization of, or declaration, filing, or registration with, any governmental entity is required to be obtained or made by Seller in connection with the execution, delivery, or performance by Seller of this Agreement or the consummation by it of the transactions contemplated hereby.

3.6 TITLE TO, AND CONDITION OF, THE PURCHASED ASSETS. Seller is the owner of, and has good and marketable title to, all the Purchased Assets free and clear of all mortgages, liens, security interests, restrictions, claims and encumbrances of any nature whatsoever (collectively, "Encumbrances"), except as set forth on Schedule 3.6 and as set forth in the Premises Lease Agreements. Seller does not own any real estate. Upon Seller's transfer of the Purchased Assets to Purchaser pursuant to this Agreement, Purchaser will have good and marketable title to all the Purchased Assets free and clear of any Encumbrances, except as set forth in the Premises Lease Agreements.

3.7 TAX MATTERS. Seller is in the process of conducting a comprehensive review of tax liabilities to applicable taxing authorities which will be completed prior to the date of Closing, accordingly, to the knowledge of Seller without investigation, as of the date of execution of this Agreement Seller has (i) duly filed all federal, state, local, and foreign tax returns required to be filed by or with respect to it with the Internal Revenue Service ("IRS") or other applicable taxing authority, (ii) paid, or adequately reserved against in its financial statements (including the Unaudited Balance Sheet, as defined in Section 3.10 hereof), all material taxes due, or claimed by any taxing authority to be due, from or with respect to it, except taxes that are being contested in good faith by appropriate legal proceedings and for which adequate reserves have been set aside, and (iii) made all deposits required with respect to taxes, in each such case to the extent that the failure to do so would result in the imposition of any Encumbrance on the Purchased Assets except as set forth on Schedule 3.7. As of the date of Closing, Seller will have (i) duly filed all federal, state, local and foreign tax returns required to be filed by or with respect to it with the IRS or other applicable taxing authority, (ii) paid, or adequately reserved against in its financial statements (including the Unaudited Balance Sheet) (as defined in Section 3.10 hereof), all material taxes due, or claimed by any taxing authority to be due, from or with respect to it, except taxes that are being contested in good faith by appropriate legal proceedings and for which adequate reserves have been set aside as disclosed in the applicable financial statements delivered to Purchaser pursuant to Section 3.10, and (iii) made all deposits required with respect to taxes, in each such case to the extent that the failure to do so would result in the imposition of any Encumbrance on the Purchased Assets. There has been no issue raised or adjustment proposed (and none is pending) by the IRS or any other taxing authority in connection with any tax returns relating to the Purchased Assets or the operation of Seller's business. No waiver or extension of any





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statute of limitations as to any federal, state, local, or foreign tax matter relating to the Purchased Assets or the operation of the Seller's business has been given by or requested from Seller.

3.8 LEASED PROPERTY. Set forth on Schedule 3.8 is a list and summary description of the material terms of all leases under which Seller is the lessee of real or personal property used or held for use in connection with the operation of its respective business. The two lease agreements for the premises at 10691 East Bethany Drive reflected on Schedule 3.8 are defined as the "Premises Lease Agreements". Seller has good and valid leasehold interests in all such properties held by it under lease, except for the Premises Lease Agreement covering Suite 600, and Seller will have a good and valid leasehold interest in such Premises Lease Agreement covering Suite 600 on or before the date of Closing. Seller is not in breach of or in default under, nor has any event occurred which (with or without the giving of notice or the passage of time or both) would constitute a default by Seller under, any of such leases, and Seller has not received any notice from, or given any notice to, any lessor indicating that it or such lessor is in breach of or in default under any of such leases. To the best knowledge of Seller, none of the lessors under any of such leases is in breach thereof or in default thereunder.

3.9 COMPLIANCE WITH LAWS. Seller has complied in all material respects with all applicable statutes, laws, rules and regulations relating to the ownership or operation of the Purchased Assets or the operation of its business (including without limitation applicable laws relating to securities, properties, business products, manufacturing processes, advertising and sales practices, employment practices, terms and conditions of employment, wages and hours, safety, occupational safety, health, environmental protection, product safety, and civil rights), and Seller has not received any written notice, which has not been dismissed or otherwise disposed of, that Seller has not so complied. Seller is not charged or, to its best knowledge, threatened with, or, to the best knowledge of Seller, under investigation with respect to, any violation of any applicable law, statute, rule or regulation relating to any aspect of the ownership or operation of the Purchased Assets or the operation of its business.

3.10 FINANCIAL STATEMENTS. At least four (4) days prior to the Closing date, Seller will deliver to Purchaser accurate and complete copies of an unaudited balance sheet of the Seller as of the most recent date practicable, but no earlier than November 30, 1997 (the "Unaudited Balance Sheet"), prepared by the Seller's certified public accountant. The Unaudited Balance Sheet will (i) represent actual bona fide transactions, (ii) be prepared from the books and records of Seller in conformity with generally accepted accounting principles consistently applied and (iii) will accurately, completely, and fairly present in all material respects the financial position of the business of Seller as of the date thereof. As of the Closing, the Unaudited Balance Sheet will reflect that Seller's cash, cash equivalents and accounts receivable are, in the aggregate (together with the Initial Payment, the Prepayment and $1.5 million of the Cash Consideration), at least two hundred percent (200%) of the aggregate of Seller's short term and long term debt and liabilities as reflected in the Unaudited Balance Sheet (the "Financial Ratio").





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3.11  AGREEMENTS.

(a) Listed on Schedule 3.11(a) are all of the following agreements, including any and all modifications or amendments thereto, to which Seller is a party or by which Seller is otherwise bound (written or oral, formal or informal) (collectively, the "Agreements"): (i) all executory purchase, sales, license, lease, service, distribution and similar agreements and purchase orders involving customers, distributors or suppliers (for purposes of resale and/or relicense) of Seller; (ii) all loan agreements, guarantees and promissory notes (other than trade payables incurred in the ordinary course of business); (iii) all other agreements related to the Purchased Assets; (iv) escrow agreements; and (v) any and all other agreements which do involve, or might reasonably be expected to involve, obligations or liabilities of Seller in excess of $ 10,000.

(b) Seller will: (i) within one week of execution of this Agreement, deliver to Purchaser accurate and complete copies of the written Agreements and written summaries of the oral Agreements listed on Schedule 3.11(a), and (ii) will, within two weeks of execution of this Agreement, deliver to Purchaser, a list of, and accurate and complete copies of, all nonexecutory purchase, sales, license, lease, service, distribution and similar agreements and purchase orders involving customers, distributors or suppliers (for purposes of resale and/or relicense) of Seller, and such list will become Schedule 3.11(b) to this Agreement and such agreements will be included in the definition of Agreements in Section 3.11(a). No breach or default exists with respect to any of such Agreements, and no event has occurred which, after the giving of notice or the passage of time or otherwise, will result in any such breach or default, except as set forth on Schedule 3.11(a).

(c) Seller has not received notice of any plan or intention of any other party to any Agreement to exercise any right of offset with respect to, or any right to cancel or terminate, any Agreement, and Seller does not know of any fact or circumstance that would justify the exercise by any such other party of such a right other than the automatic termination of such Agreement in accordance with its terms, except as set forth in Schedule 3.11(a).

(d) Seller will fully perform in a timely manner all obligations it is required to perform under any of the Agreements, other than, on and after the Closing date, the Premises Lease Agreements and warranty service and support specifically covered by the Service Agreement.

3.12 INTELLECTUAL PROPERTY. (a) Set forth on Schedule 3.12 is a list of all trademarks, service marks, trade names, service names, brand names, web-site names and addresses, and similar rights, and all registrations, applications, licenses, and rights with respect to any of the foregoing (collectively, and together with the Software, and any and all trade secrets, copyrights and inventions of Seller related to the Software, are, the "Intellectual Property") relating to or used or held for use in connection with the operation of Seller's businesses. Schedule 3.12 specifies, as applicable: (i) the nature of such Intellectual Property; (ii) the owner of such Intellectual Property; (iii) the jurisdictions by or in which





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such Intellectual Property has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers; and (iv) all licenses, sublicenses, and other agreements to which Seller is a party and pursuant to which Seller or any other person is authorized to use such Intellectual Property, including the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty, and the term thereof. No patent applications have been filed by Seller or Principal Shareholder at any time, and no patent has been issued in the name of Seller or Principal Shareholder.

(b) Seller has good and marketable title to, or is validly licensed to use, all Intellectual Property used in connection with the business of Seller (including information with respect to any trademark, service mark or other registrations and any licenses, sublicenses or other agreements relating to such Intellectual Property). Without limiting the foregoing, Seller owns and has good and marketable title to the Software free and clear of all Encumbrances. Each item of Intellectual Property is in full force and effect, Seller is in compliance with all its obligations with respect thereto and no event has occurred which permits, or upon the giving of notice or the passage of time or both would permit, the revocation or termination of any Intellectual Property. There are no proceedings pending or, to the best knowledge of Seller and the Principal Shareholder, threatened against Seller or any direct or indirect customers of Seller, asserting that their respective use of any such Intellectual Property or any product sold, licensed or otherwise conveyed by Seller infringes or infringed upon the rights of any other person or seeking the revocation, termination or concurrent use of any such Intellectual Property, and there is no basis for any such proceeding. To the best knowledge of Seller and the Principal Shareholder, none of the Intellectual Property is being infringed upon by any other person. None of such Intellectual Property is subject to any outstanding judgment, order, writ, injunction or decree of any governmental entity or to any agreement, arrangement or understanding, written or oral, restricting the scope or use thereof. At the Closing, Purchaser will receive good and marketable title to all such Intellectual Property free and clear of any Encumbrances. Seller has only provided copies of the Software to its customers in connection with the sale of voice and/or call automation systems and only in executable code (not source code) and only pursuant to non-exclusive licenses which reserve all ownership rights to Seller. The representations and warranties set forth in Article 7 of the License are specifically incorporated into this Agreement and such representations and warranties will remain valid before and after the date of Closing.

3.13 LIABILITIES. Seller has no liabilities or obligations (whether accrued, absolute, contingent, unliquidated, or otherwise, whether or not known to Seller, and whether due or to become due) including, without limitation, any liabilities or obligations with respect to any unpaid taxes, except the liabilities specifically set forth on Schedule 3.13 (the "Unassumed Liabilities"). Except as set forth on Schedule 3,13, all Unassumed Liabilities have arisen in the ordinary course of Seller's businesses and none of Seller's respective obligations thereunder are past due or subject to acceleration, demand for payment or payment of a penalty. Notwithstanding this or any other provision of this Agreement, any and all liabilities that arise under the Premises Lease Agreements (to the extent the Premises Lease Agreements are acquired by Purchaser) and Service Agreement





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on and after the date of Closing (which liabilities are not based on any breach of representation by Seller hereunder prior to the date of Closing), are not "Unassumed Liabilities".

3.14 LEGAL PROCEEDINGS. There are no lawsuits or other legal proceedings pending or threatened against or involving Seller or any of its properties except as set forth on Schedule 3.14. The plaintiffs in the lawsuits on
Schedule 3.14 have made the settlement demands reflected in Schedule 3.14. Seller has provided, or within one week of execution of this Agreement will provide, Purchaser with copies of all complaints, responses and other pleadings filed in court in such lawsuits. No judgment, order, writ, injunction or decree of any governmental entity has been issued or entered against Seller which continues to be in effect with respect to or affecting the Purchased Assets and/or the operation of Seller's business. There are no proceedings pending or, to the best knowledge of Seller, threatened seeking to restrain, prohibit, or obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby or Seller's business.

3.15 EMPLOYEES. Set forth on Schedule 3.15 is a list of the name and dates of employment by Seller of each employee of Seller as of December 12, 1997, together with a description of the position of each such employee and the total amounts of current annual salary, bonuses, and other compensation paid or payable by Seller to each such employee for the current calendar year and the immediately preceding calendar year. The bonuses and base salary for calendar year 1997 for the employees have been aggregated for purposes of Schedule 3.15. Seller will provide Purchaser, within seven days of execution of this Agreement, with separate amounts of bonuses and base salary paid or payable for calendar year 1997. Seller's employees as of the date of execution of this Agreement include employees who, based on reasonable commercial standards, are capable of maintaining and supporting the Software (including providing bug fixes), providing the "Integration Services" (as such term is defined in the License), and enhancing and upgrading the Software.

3.16 CONFIDENTIALITY, ASSIGNMENT AND SOFTWARE DEVELOPMENT. Set forth on
Schedule 3.16 is a list of all: (i) confidentiality agreements, and (ii) assignment agreements with current employees of Seller. The Software has been designed and developed solely by employees of Seller during the course of their employment with Seller.

3.17 BOOKS AND RECORDS. All the books and records of Seller relating to the Purchased Assets or Seller's business, including all personnel files, employee data, and other materials relating to employees of Seller, are substantially complete and correct, have been maintained in accordance with good business practice and all applicable laws, and, in the case of the books of account, accurately reflect the accounts of the Company. Such books and records accurately and fairly reflect, in reasonable detail, all material transactions, revenues, expenses, assets, and liabilities of Seller with respect to its business.

3.18 SOLVENCY. Seller is not insolvent, nor will Seller be rendered insolvent by the occurrence of the transactions contemplated by this Agreement. In addition, immediately after giving effect to the consummation of the transactions contemplated by this Agreement, (i) Seller will be able to pay its debts as they become due, (ii) Seller will not have unreasonably small capital and (iii) taking into account pending and threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered). The cash available to Seller, after taking into account all other anticipated uses of the cash of Seller, will be sufficient to pay all such judgments promptly in accordance with their terms. As used in this Section, (x) "insolvent" means that the sum of the present fair salable value of the Seller's assets does not and will not exceed its debts and other probable liabilities, and (y) the term "debts" includes any legal liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed, or contingent, disputed or undisputed, secured or unsecured.

3.19 ERISA. Except as set forth on Schedule 3.19, Seller and its affiliates have never made or ever been required to make contributions to any program or arrangement that is an "employee pension benefit plan," an "employee welfare benefit plan," or a "multiemployer plan," as such terms are defined in Sections 3(2), 3(1) and 3(37), respectively, of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Seller and all the affiliates of Seller have paid and discharged promptly when due all liabilities and obligations arising under ERISA or the Internal Revenue Code of a character which if unpaid or unperformed might result in the imposition of a lien against any of the Purchased Assets. For purposes of this Section only, an "affiliate" of any person means any other person which, together with such person, would be treated as a single employer under Section 414 of the Internal Revenue Code.

3.20 PERMITS. Set forth on Schedule 3.20 is a list of all licenses, permits, franchises, consents, approvals, variances, exemptions, and other authorizations of or from governmental entities ("Permits") held by Seller which relate to Seller's businesses. Such Permits constitute all the permits necessary or required for the ownership and operation of the Purchased Assets and the conduct of Seller's businesses. Each of such Permits is in full force and effect, Seller is in compliance with all its obligations with respect thereto, and, to the best knowledge of Seller, no event has occurred which permits, or with or without the giving of notice or the passage of time or both would permit, the revocation or termination of any thereof. No notice has been issued by any governmental entity and no proceeding is pending or, to the best knowledge of Seller, threatened with respect to any alleged failure by Seller to have any Permit.

3.21 ENVIRONMENTAL MATTERS. (a) Any property owned or leased by Seller (the "Property") is not in violation of, or subject to any pending or, to the best knowledge of Seller, threatened proceeding under, any applicable statute, law, rule or regulation or any judgment, order, writ, injunction or decree of any governmental entity pertaining to health, safety, the environment, Hazardous Substances (as herein defined) or Solid Waste

(as herein defined) (collectively, the "Applicable Environmental Laws"), including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 (as amended, "CERCLA"), and the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the Solid Waste Disposal Act Amendments of 1980, and the Hazardous and Solid Waste Amendments of 1984 (as amended, "RCRA"). No asbestos, material containing asbestos that is or may become friable, or material containing asbestos deemed hazardous by applicable laws, has been installed in any Property by Seller or any contractor retained by Seller or, to the best knowledge of Seller, by any owner, lessee or contractor prior to Seller's occupancy of the Property.

(b) To the best knowledge of Seller, the representations and warranties set forth in this Section 3.21 would continue to be true and correct following disclosure to the applicable governmental entities of all relevant facts, conditions and circumstances, if any, pertaining to the Property.

(c) Seller has not obtained and is not required to obtain any permits to construct, occupy, operate or use any buildings, improvements, fixtures, equipment or other tangible property forming a part of the Purchased Assets by reason of any Applicable Environmental Laws.

(d) The terms "Hazardous Substance" and "Release" shall have the meanings specified in CERCLA, and the terms "Solid Waste" and "Disposal" (or "Disposed") shall have the meanings specified in RCRA; provided that to the extent the laws of the jurisdiction in which the Property is located establish a meaning for the "Hazardous Substance", "Release", "Solid Waste", or "Disposal" (or "Disposed") which is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply.

3.22 BROKERAGE FEES. Neither Seller nor the Principal Shareholder nor any of their respective affiliates has retained any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement or any transaction contemplated hereby.

3.23 THE SIX AGREEMENTS. The information set forth on Schedule 1.5 is true and correct and all equipment, software, services and other products acquired under the Six Agreements, have been fully delivered, rendered and accepted to and by the applicable customers, except for the warranty services and support expressly covered by the Service Agreement on and after Closing.

                      IV. CONDITIONS PRECEDENT TO CLOSING

4.1 CONDITIONS TO OBLIGATIONS OF SELLER AND THE PRINCIPAL SHAREHOLDER. The respective obligations of Seller and the Principal Shareholder to consummate the transactions contemplated by this Agreement (other than with respect to the License and refund of the Initial Payment and Prepayment as set forth in Sections 1.1 and 1.3 hereof) shall be subject to the fulfillment on or prior to Closing of each of the following conditions, which conditions can be waived, in whole or in part, only in a written document signed by Seller and Principal
Shareholder:

(a)   REPRESENTATIONS AND WARRANTIES TRUE. All the representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects as of the date made and as of the Closing.

(b)   AGREEMENTS PERFORMED. Purchaser shall have performed all agreements required by this Agreement to be performed by it on or prior to the Closing.

(c)   CERTIFICATE. Seller and the Principal Shareholder shall have received a certificate executed by an executive officer of Purchaser, dated as of the Closing, certifying that the conditions set forth in Sections 4.1(a) and (b) hereof have been fulfilled.

(d)   CONSULTING AGREEMENT. Purchaser shall have caused InterVoice to execute a one (1) year consulting agreement with Principal Shareholder in form and substance mutually satisfactory to the parties to this Agreement (the "Lifshitz Agreement"). Pursuant to the Lifshitz Agreement, Purchaser will pay Principal Shareholder $120,000 through twelve (12) equal monthly installments. Principal Shareholder will provide any and all services reasonably requested by InterVoice during the term of the Lifshitz Agreement that in any way relate to the Purchased Assets. The Lifshitz Agreement will include: (i) normal and customary confidentiality provisions; (ii) a representation by Principal Shareholder not to solicit for employment or employ, directly or indirectly, on behalf of himself, any company or other person for a period of five years from the Closing Date, any Former Employee (as defined in Section 7.5(a)), and/or any employee of Seller as of the date this Agreement is executed to whom Purchaser or InterVoice makes an offer of employment (with compensation equal to or in excess of the compensation paid to such employee by Seller for the calendar year ended December 31, 1997) prior to the date of Closing, and (iii) the non-compete provision set forth on Schedule 4.1(d) hereto.
            The representations set forth in the prior sentence will automatically terminate if the Lifshitz Agreement is terminated based on a default by Purchaser, which is not substantially cured within 30 days of the date that written notice of such default is received by Purchaser. Purchaser will promptly pay any and all reasonable, authorized expenses incurred by Principal

            Shareholder in connection with services rendered pursuant to the Consulting Agreement.

(e)   FINDERS FEE AGREEMENT. Purchaser shall have caused InterVoice to execute a finders fee agreement in form and substance mutually satisfactory to Seller and Purchaser, pursuant to which Seller will receive a finders fee for any specific sales opportunity identified to Purchaser or InterVoice on or before the Closing Date, provided the sales opportunity results in a sale to Purchaser or to InterVoice within one-hundred eighty (180) days after the Closing. The finder's fee will equal five percent (5%) of the aggregate purchase price of the software licenses, equipment and services sold by Purchaser or InterVoice (less any applicable taxes, freight, duties, tariffs or similar charges) as a result of the specific identified opportunities.

(f)   BOARD AND SHAREHOLDER APPROVAL. The transactions contemplated in order to close this Agreement and consummate the transaction contemplated hereunder shall have been approved by the Boards of Directors and shareholders of Seller. If the Closing does not occur solely because the Board of Directors and/or shareholders of Seller do not approve the transactions contemplated by this Agreement and the Closing, then Seller shall refund to Purchaser $250,000 of the $1 million paid for the License, and such refund shall not in any way affect the License or Purchaser's rights with respect to the License, which License will remain fully enforceable, paid up and royalty free.

(g)   ESCROW AGREEMENT. Purchaser, Seller and an escrow agent will enter into a mutually acceptable Escrow Agreement for the Escrowed Funds in accordance with Section 5.3.

4.2. CONDITIONS TO OBLIGATIONS OF PURCHASER. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing of each of the following conditions, which conditions can be waived, in whole or in part, only in a written document signed by Purchaser:

(a)   REPRESENTATIONS AND WARRANTIES TRUE. All the representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects as of the date made and as of the Closing.

(b)   AGREEMENTS PERFORMED. Seller and Principal Shareholder shall have performed all agreements required by this Agreement to be performed by it or him on or prior to the Closing.

(c)   CERTIFICATE. Purchaser shall have received a certificate executed by an executive officer of Seller, dated as of the Closing, certifying that the conditions set forth in Sections 4.2(a) and (b) hereof have been fulfilled.

(d)   CONSULTING AND EMPLOYMENT AGREEMENTS. Purchaser shall have received the
            Lifshitz Agreement and the employment agreements between InterVoice and those employees of Seller listed on Schedule 4.2(d) hereto (which employment agreements shall be offered to such employees on terms reasonably satisfactory to InterVoice and Purchaser, and will provide for compensation which is equal to or greater than compensation that was paid by Seller to the applicable employee for the calendar year ending December 31, 1997).

(e)   RELEASE OF LIEN. The lien in favor of Athena International, LLC on
            Seller's accounts receivable, machinery, equipment and any other assets shall: (i) have been released and Seller and the Principal Shareholder shall have provided Purchaser with satisfactory evidence of such release; or (ii) be subject to an opinion of Seller's counsel, as set forth in Section 4.2(g), that such lien is not an Encumbrance on the Purchased Assets.

(f)   UNASSUMED LIABILITIES AND LAWSUITS. Seller shall provide Purchaser with reasonable evidence that all Unassumed Liabilities which are due and payable on or before the date of Closing, including without limitation any and all amounts due to any taxing authority in any jurisdiction, have been fully paid and discharged.

(g)   OPINION OF SELLER'S COUNSEL. Purchaser shall have received an opinion of
            Solomon Pearl Blum & Quinn LLP, legal counsel to Seller and the Principal Shareholder, with respect to the matters set forth on
            Schedule 4.2(g).

(h)   BOARD APPROVAL. The transactions contemplated by this Agreement shall have been approved by the respective Boards of Directors of InterVoice and Purchaser. If the Closing does not occur solely because the Board of Directors of InterVoice and Purchaser do not approve the transactions contemplated by this Agreement and the Closing, then Purchaser will pay Seller $250,000 and such payment shall be made by Seller retaining $250,000 of the Prepayment, and refunding to Purchaser the remaining $250,000.

(i)   CONSENTS AND APPROVALS. All consents and approvals required pursuant to this Agreement, and to consummate the transactions contemplated by this Agreement, have been received. If Purchaser waives any consent or approval required with respect to any Premises Lease Agreement, such Premises Lease Agreement will be excluded from the Purchased Assets.

(j)   ESCROW AGREEMENT. Purchaser, Seller and an escrow agent will enter into a mutually acceptable Escrow Agreement for the Escrowed Funds in accordance with Section 5.3.

(k) INVESTMENT LETTER. Seller will sign and deliver an investment letter substantially in the form of the letter attached hereto as Schedule 4.2(k).

                               V. INDEMNIFICATION

5.1 INDEMNIFICATION BY PURCHASER. Purchaser will indemnify and hold harmless Seller and the Principal Shareholder (the "Purchaser Indemnity") from and against all losses, claims and liabilities of any nature whatsoever (including reasonable attorneys' fees and expenses) (collectively, the "Seller Claims") resulting from (i) the breach by Purchaser of any provision of this Agreement (including without limitation the representations and warranties set forth in Article II hereof); and/or (ii) from the use by Purchaser of the Purchased Assets after the date of Closing, to the extent and only to the extent, that such losses, claims and/or liabilities are not based on any breach of this Agreement, including without limitation any breach of representations, warranties or covenants under this Agreement, by Seller or the Principal Shareholder. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, PURCHASER'S AGGREGATE LIABILITY UNDER, AND/OR ARISING IN CONNECTION WITH, THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREUNDER, FOR ANY AND ALL CLAIMS AND LOSSES, INCLUDING WITHOUT LIMITATION ANY AND ALL CLAIMS WITH RESPECT TO THE PURCHASER INDEMNITY, AND ANY AND ALL OTHER CLAIMS FOR ACTUAL, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES, WILL IN NO EVENT EXCEED $4.5 MILLION.

5.2 INDEMNIFICATION BY SELLER; SHAREHOLDER GUARANTY. Seller indemnifies and holds harmless Purchaser and InterVoice (the "Seller Indemnity") from and against all losses, claims and liabilities of any nature whatsoever (including reasonable attorneys' fees and expenses) (collectively, the "Purchaser Claims") resulting from (i) the breach by Seller of any provision of this Agreement (including without limitation the representations and warranties set forth in Article III hereof); and/or (ii) the conduct of Seller's business prior to the Closing. The Principal Shareholder irrevocably, absolutely and unconditionally guarantees to Purchaser the prompt, complete, and full payment when due, and no matter how the same shall become due, of the Seller Indemnity, including all obligations thereunder (the "Shareholder Guaranty"). The Shareholder Guaranty is primary and not secondary and is a guaranty of Seller's performance of the Seller Indemnity and not merely a guaranty of collection of any amounts due thereunder, and Purchaser is not required to pursue or exhaust its remedies against Seller with respect to the Seller Indemnity before enforcing Purchaser's rights and remedies with respect to the Shareholder Guaranty. NOTWITHSTANDING ANY OTHER PROVISIONS OF THIS AGREEMENT, THE AGGREGATE LIABILITY OF BOTH SELLER AND THE PRINCIPAL SHAREHOLDER UNDER, AND/OR ARISING IN CONNECTION WITH, THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREUNDER, FOR ANY AND ALL CLAIMS AND LOSSES, INCLUDING WITHOUT LIMITATION ANY AND ALL CLAIMS WITH RESPECT TO THE SELLER INDEMNITY, THE SHAREHOLDER GUARANTY

AND ANY AND ALL OTHER CLAIMS FOR ACTUAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, WILL IN NO EVENT EXCEED $4.5 MILLION.

5.3 ESCROW AGREEMENT. In order to secure the obligations of Seller and the Principal Shareholder under this Agreement, Purchaser shall deposit $1 million of the Cash Consideration and the Common Stock (collectively, the "Escrowed Funds") into escrow for a maximum of one (1) year from the Closing date (subject to the last sentence of this Section 5.3) pursuant to the terms of an escrow agreement (the "Escrow Agreement"), which will be executed as a Closing condition to this Agreement. If and when Seller presents Purchaser with evidence reasonably satisfactory to Purchaser at any time within one year of the Closing date, that two of the three lawsuits set forth on Schedule 3.14 have been fully terminated, and that all claims that have been made or could have been made in connection with such proceedings have been dismissed with prejudice by a court of competent jurisdiction, the Common Stock will be released from the escrow. Notwithstanding any other provision of this Section 5.3, $1 million of the Cash Consideration will remain Escrowed Funds and will not be released from the escrow after the first annual anniversary of the Closing, until if and when Seller has presented Purchaser with evidence reasonably satisfactory to Purchaser that all three lawsuits set forth on
Schedule 3.14 have been fully terminated, and that all claims that have been made or could have been made in connection with such proceedings have been dismissed with prejudice by a court of competent jurisdiction.

5.4 BASKET. No Seller Indemnity shall be required to be made by Seller pursuant to this Article V with respect to any Purchaser Claims with respect to which Purchaser provides Seller written notice during the one-year period commencing on the Closing and ending on the first anniversary thereof except to the extent the aggregate amount of all Purchaser Claims exceeds $100,000. No Seller Indemnity shall be required to be made by Seller pursuant to this Article V with respect to any Purchaser Claims with respect to which Purchaser provides Seller written notice during the four-year period commencing on the first anniversary of the Closing and ending on the fifth anniversary thereof except to the extent the aggregate amount of all Purchaser Claims since the Closing exceeds $200,000.

5.5 SURVIVAL. The respective representations and warranties of Purchaser and Seller set forth in this Agreement or in any certificate, instrument or document delivered pursuant hereto shall survive the Closing for three years; provided, however, the representations and warranties of Seller set forth in Sections 3.7 Tax Matters and 3.12 Intellectual Property shall survive the Closing for five years (such three or five year period being herein called the "Survival Date"). Neither Purchaser nor Seller shall have any indemnification obligations under this Article V unless prior to the applicable Survival Date such party shall have received notice from the other party hereto of the Seller Claims or Purchaser Claims, as applicable, with respect to which indemnification is sought.

                             VI. CERTAIN COVENANTS

6.1 PAYMENT OF OBLIGATIONS. As soon as reasonably possible (and, in any event, prior to such becoming past due, delinquent or a contractual breach), Seller will (i) pay or otherwise satisfy all Unassumed Liabilities; (ii) perform all obligations of Seller under the Agreements; and (iii) provide Purchaser with evidence reasonably satisfactory to it of such payment, satisfaction and performance that occurs prior to Closing.

6.2 CHANGE OF CORPORATE NAMES AND TERMINATION. Upon Closing, Seller will immediately terminate the employment of all employees of Seller to whom Purchaser or InterVoice has made an offer of employment (with compensation equal to or in excess of the compensation paid to such employee by Seller for the calendar year ended December 31, 1997). Within ten days after the Closing Seller will change its corporate name or names so as not to include "Integrated Telephony Products, Inc." or any derivative thereof or "CallFlow Technologies Corporation" or any derivative thereof.

                         VII. MISCELLANEOUS PROVISIONS

7.1 TAX ALLOCATIONS. Purchaser and Seller will allocate the Cash Consideration among the various Purchased Assets for purposes of Form 8594 and any other filings with the IRS in accordance with a tax allocation schedule to be mutually agreed to between Seller and Purchaser at the Closing.

7.2 SALES TAX. Seller will pay any sales, use or similar tax in connection with Purchaser's purchase of the Purchased Assets and the transactions contemplated by this Agreement.

7.3 GOVERNING LAW. This Agreement will be governed by, and construed in accordance with, the laws of the State of Texas.

7.4 NOTICES. Any notice or other communication required or permitted by this Agreement shall be in writing and shall be deemed sufficient if delivered personally, or if transmitted by first class registered or certified mail, postage prepaid with return receipt requested, or if sent by prepaid overnight delivery service, or if sent by cable, telegram, telefax or telex, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

If to Purchaser:
      InterVoice Acquisition Subsidiary, Inc.
      17811 Waterview Parkway
      Dallas, Texas 75252
      Attention: Rob-Roy J. Graham
      Chief Financial Officer and Controller

With a copy to:
      InterVoice, Inc.
      17811 Waterview Parkway
      Dallas, Texas 75252
      Attention: Dean C. Howell
      Vice President and Corporate Counsel

If to Seller and the Principal Shareholder:
      Mr. David Lifshitz
      Integrated Telephony Products, Inc.
      10691 East Bethany Drive, Suite 900
      Aurora, Colorado 80014

With a copy to:
      Solomon Pearl Blum & Quinn LLP
      Mile High Center
      1700 Broadway, #1820
      Denver, Colorado 80290
      Attention: Clifford R. Pearl, Esq.

7.5   COOPERATION.

      (a) Prior to Closing. Between the date of this Agreement and the Closing, Seller will (i) conduct the business of Seller in the ordinary course of business and in accordance with past practice, (ii) obtain Purchaser's prior written approval before selling or disposing of any material assets or entering into any contract, (iii) discuss with Purchaser any sales opportunity that arises prior to the date of Closing, such that the parties may mutually agree upon how the sales opportunity should be pursued, and (iv) use their best efforts to retain, and assist Purchaser in its efforts to employ on and after Closing on behalf of itself and InterVoice, such employees of Seller as Purchaser may designate. Seller and Principal Shareholder on the one hand, and Purchaser on the other hand, acknowledge and agree to cooperate with, and provide reasonable assistance to, the other party or parties in the fulfillment of their conditions and obligations under this Agreement, including without limitation, Purchaser's due diligence review in connection with warranties and representations made by Seller and the transactions contemplated by this Agreement. Purchaser will cooperate with Seller in connection with its due diligence review in order to avoid harming Seller's relationships with its employees, customers, creditors and suppliers. This Section 7.5 will not be construed to in any way indicate that, Seller and Principal Shareholder on the one hand, and Purchaser on the other hand, is in any way responsible for the representations, warranties, covenants, conditions or other obligations of the other party or parties. Seller will provide Purchaser with the names and titles of all former employees of Seller who were at any time employed by Seller during the twelve month period preceding the date of execution of this Agreement (the "Former Employees"). Seller will provide Purchaser with reasonable assistance to determine the relevant technical skills and capabilities of such Former Employees and to assist Purchaser to contact such Former Employees.

      (b) Pre-Closing Sales. Seller and Purchaser will cooperate to mutually agree upon what to do with any sale by Seller which is completed between the date of execution of this Agreement and the date of Closing pursuant to a signed and enforceable sales and/or license agreement ("Pre-Closing Sales"). It is the intention of the parties to cooperate in good faith to close each Pre-Closing Sale and for Purchaser to take an assignment of the Pre-Closing Sale subject to: (i) the parties mutually agreeing upon the terms and conditions of the Pre-Closing Sale (including, without limitation, price, payment, delivery, currency and credit terms); and (ii) Seller and Purchaser splitting the profits associated with the Pre-Closing Sale. For purposes of this Section 7.5(b), the profit for the Pre-Closing Sale will equal the purchase price for all services, equipment and software licenses purchased, minus any freight, taxes, duties, tariffs and the cost to Seller of third party equipment and software licenses resold by Seller (and paid for by Seller in full prior to Closing) as part of the Pre-Closing Sale.

      (c) Announcements. Seller and Purchaser shall, and Purchaser shall cause InterVoice to, cooperate in good faith in the preparation and public announcement of all press releases and other announcements concerning the license and/or acquisitions contemplated by this Agreement. Seller, Purchaser and InterVoice shall each use their best efforts to accurately describe the license and/or acquisitions contemplated under this Agreement.

7.6 ENTIRE AGREEMENT; NO ASSIGNMENT. This Agreement, together with the Non-Disclosure Agreement between Purchaser and Seller, constitutes the entire agreement among Purchaser, Seller and the Principal Shareholder with respect to the subject matter hereof. This Agreement will be binding upon, and will inure to the benefit of, Purchaser and Seller and their respective successors and permitted assigns and the Principal Shareholder and his heirs, legal representatives and permitted assigns. No party may assign this Agreement without the prior written consent of the other parties hereto; provided, however, Purchaser may assign this Agreement or any rights hereunder to InterVoice.

7.7 SEVERABILITY. If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, if any such provision may be made enforceable by limitation thereof, such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.

7.8 ARBITRATION. If after the Closing with respect to Seller and the Principal Shareholder, on the one hand (collectively, the "Selling Parties"), or Purchaser, on the other hand, there exists any claim, controversy, dispute or other matter in question arising out of or relating to this Agreement (the "Disputed Matter"), the Selling Parties and Purchaser shall meet in Dallas, Texas, at a mutually agreed date and time within 30 days after the Selling Parties' or Purchaser's receipt of notice from the other party or parties requesting such meeting to resolve the Disputed Matter. If as a result of such meeting or any mutually agreed subsequent meeting held within 30 days thereafter the Selling Parties and Purchaser are unable to agree on an appropriate resolution of the Disputed Matter, then such matter shall be determined by binding arbitration to be conducted before three arbitrators in Dallas, Texas in accordance with the Texas Rules of Evidence and, unless inconsistent, the Commercial Arbitration Rules of the American Arbitration Association as then in effect. Selling Parties and Purchaser shall each appoint one arbitrator within 30 days of receipt from the other party or parties of written notice requesting arbitration, and such two arbitrators will appoint a third arbitrator within 30 days after the second such arbitrator has been appointed. In the event that either the Selling Parties or Purchaser shall fail to appoint an arbitrator within the 30-day period, the arbitrator appointed by the other party or parties shall serve as sole arbitrator in determining the Disputed Matter. In the event the two arbitrators appointed by the parties are unable to agree on a third arbitrator within the required 30-day period, then either such arbitrator may petition any judge on the United States District Court for the Northern District of Texas (acting in his or her individual and not judicial capacity) to appoint such third arbitrator. Any arbitration decision shall be final and conclusive upon the Selling Parties and Purchaser. A judgment on the award entered by the arbitrators may be entered in any court of appropriate jurisdiction, or application may be made to any such court for judicial acceptance of the award and an order of enforcement, as the case may be. The expenses of such arbitration, including the fees of the arbitrators, shall be divided equally between the Selling Parties, on the one hand, and Purchaser, on the other hand, unless otherwise specified in the award. Each party shall pay the fees and expenses of its own witnesses and legal counsel.

7.9 INTERVOICE. InterVoice is a party to this Agreement solely for the purpose of acknowledging and agreeing to the provisions and obligations of Section 1.4, and the representations and warranties set forth in Sections 2.4 and 2.5.

7.10 COUNTERPARTS. This Agreement may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, Purchaser, Seller and the Principal Shareholder have executed this Agreement as of the date first above written.

                             INTERVOICE ACQUISITION SUBSIDIARY, INC.

                             By: /s/ MICHAEL W. BARKER
                                ------------------------------------
                             Michael W. Barker, President
                             "Purchaser"

                             INTEGRATED TELEPHONY
                             PRODUCTS, INC.

                             By: /s/ DAVID LIFSHITZ
                                ------------------------------------
                             David Lifshitz, President
                             "Seller"

                              /s/ DAVID LIFSHITZ
                             ---------------------------------------
                             David Lifshitz
                             "Principal Shareholder"

IN WITNESS WHEREOF, InterVoice has executed this Agreement as of the date first above written solely for the purposes set forth in Section 7.9.

                             INTERVOICE, INC.

                             By: /s/ MICHAEL W. BARKER
                                ------------------------------------
                             Michael W. Barker, President
                             "InterVoice"

        (Exhibits and Schedules to Assets Purchase Agreement and First
                      Amendment available upon request.)

                  FIRST AMENDMENT TO ASSETS PURCHASE AGREEMENT

     This First Amendment to Assets Purchase Agreement, executed as of
February 26, 1998, amends that certain Assets Purchase Agreement executed as of December 16, 1997 (the "Agreement"), by and among InterVoice Acquisition Subsidiary, Inc., a Nevada corporation ("Purchaser"), that is a wholly owned subsidiary of InterVoice, Inc., a Texas corporation ("InterVoice"); Integrated Telephony Products, Inc., a Nevada Corporation ("Seller"); and David Lifshitz (the "Principal Shareholder"). All terms used in this Amendment but not defined in this Amendment, and which are defined in the Agreement, shall have the meanings ascribed to such terms in the Agreement.

1. SALE AND PURCHASE. The first three sentences of Section 1.1 of the Agreement (entitled "Sale and Purchase") are amended in their entirety to read as follows: "At the closing at Purchaser's offices in Dallas, Texas at 9:30 a.m., local time, on February 26, 1998 or at such other place, time and date as Purchaser, Seller and the Principal Shareholder may otherwise mutually agree (the "Closing"), and subject to the terms of this Agreement, Purchaser will purchase from Seller, and Seller will sell to Purchaser, all of the Purchased Assets (as defined in Section 1.2 hereof) in consideration of (i) Purchaser's payment to Seller of an aggregate of cash consideration of $4,612,500.00 (the "Cash Consideration"), (ii) services pursuant to and in accordance with the Service Agreement (as defined in Section 1.5), and (iii) the Common Stock (as defined in Section 1.4). The Cash Consideration will be reduced by the Initial Payment (as defined in Section 1.3 hereof). Upon execution of this Agreement, Purchaser will prepay $500,000 of the Cash Consideration (the "Prepayment"). At Closing, subject to satisfaction of the closing conditions set forth in Section
4.2 (except to the extent any such conditions are waived by Purchaser in accordance with Section 4.2), Purchaser will:(x) pay $687,500 of the Cash Consideration to Seller by wire transfer in immediately available funds (based on wire instructions provided by Seller); (y) pay $1,225,000 of the Cash Consideration by wire transfer in immediately available funds to World Access Communications Corp. ("World Access") pursuant to and in accordance with that certain Settlement Agreement and Mutual Release effective as of February 20, 1998 (the "Settlement Agreement") among Seller, Lifshitz, InterVoice, Joel Esquenazi and World Access; and (z) deposit the remaining $1.2 million of the Cash Consideration, together with the Common Stock, into escrow in accordance with the provisions of Section 5.3."

2.   ESCROW AGREEMENT.   Section 5.3 of the Agreement (entitled "Escrow
Agreement") is amended in its entirety to read as follows: "In order to secure the obligations of Seller and the Principal Shareholder under this Agreement, Purchaser shall deposit $1.2 million of the Cash Consideration and the Common Stock (collectively, the "Escrowed Funds") into escrow for a maximum of one (1) year from the Closing date (subject to the last two sentences of this Section 5.3) pursuant to the terms of an escrow agreement (the "Escrow Agreement"), which will be executed as a Closing condition to this Agreement. If and when Seller presents Purchaser with evidence reasonably satisfactory to Purchaser at any time that all Unassumed Liabilities for sales taxes and use taxes to any taxing authority in any jurisdiction, together with all taxes discussed in
Section 7.2 of this Agreement, have been paid, $200,000 of the Cash Consideration will be released from the escrow. If and when Seller presents Purchaser with evidence reasonably satisfactory to Purchaser at any time within one year of the Closing date, that two of the three lawsuits (excluding the two settled lawsuits with World Access) set forth on Schedule 3.14 have been fully terminated, and that all claims that have been made or could have been made in connection with such proceedings have been dismissed with prejudice by a court of competent jurisdiction (and any settlement fully paid) or fully adjudicated and any final judgment against Seller satisfied, the Common Stock will be released from the escrow. Notwithstanding any other provision of this Section 5.3, $1 million of the Cash Consideration will remain Escrowed Funds and will not be


                               Page 1 of 4 pages
released from the escrow after the first annual anniversary of the Closing, until if and when Seller has presented Purchaser with evidence reasonably satisfactory to Purchaser that: (i) all three lawsuits (excluding the two settled lawsuits with World Access) set forth on Schedule 3.14 have been fully terminated, and that all claims that have been made or could have been made in connection with such proceedings have been dismissed with prejudice by a court of competent jurisdiction (and any settlement fully paid) or fully adjudicated and any final judgment against Seller satisfied; and (ii) any and all liens in favor of Athena International, LLC ("Athena") and/or its successors and/or assigns pursuant to, or evidenced by, a settlement with Athena (the "Athena Settlement") have been fully and finally released and terminated, and appropriated filings have been made evidencing such releases and terminations. Notwithstanding any other provision of this section 5.3, $200,000 of the Cash Consideration will remain Escrowed Funds and will not be released from the escrow after the first annual anniversary of the Closing until if and when Seller has presented Purchaser with evidence reasonably satisfactory to Purchaser that all Unassumed Liabilities for sales taxes and use taxes to any taxing authority in any jurisdiction, together with all taxes discussed in Section 7.2 of this Agreement, have been paid."

3. SCHEDULE 3.11(b), LITIGATION STATUS AND UNAUDITED BALANCE SHEETS. Schedule 3.11(b) to the Agreement is attached to this Amendment and incorporated by this reference into the Agreement. The Unaudited Balance Sheet is attached to this Amendment. The second sentence of Section 3.10 of the Agreement (entitled "Financial Statements") is amended in its entirety to read as follows: "The Unaudited Balance Sheet (i) represents actual bona fide transaction, (ii) has been prepared from the books and records of Seller in conformity with generally accepted accounting principles consistently applied and (iii) accurately, completely, and fairly presents in all material respects the financial position of the business of Seller as of the date of thereof, except that the asset category entitled "Accounts Receivable" is overstated by the sum of $60,500." Solely for the purpose of calculating the Financial Ratio pursuant to Section
3.10 of the Agreement, the Prepayment will not be considered a liability of Seller.

4. TAX ALLOCATIONS. Section 7.1 of the Agreement (entitled "Tax Allocations") is amended in its entirety to read as follows: "Purchaser and Seller will allocate the value of the Cash Consideration, the Common Stock and the Service Agreement among the various Purchased Assets for purposes of Form 8594 and any other filings with the IRS in accordance with a tax allocation schedule to be mutually agreed to between Seller and Purchaser within thirty
(30) days after the Closing Date."

5. PURCHASE OF FIXTURES, EQUIPMENT AND INVENTORY. (a) The assets to be purchased by Purchaser from Seller include all fixtures, lamps, furniture, exhibit booths, appliances, computers (both hardware and associated software), printers, copier machines, testing tools, telephones and any related switching apparatus, other tools and equipment, file cabinets, customer files and inventory, used in the business of Seller as of February 3, 1998, including without limitation the items described on Exhibit 5.0 attached hereto but excluding the items specifically described thereon as excluded (collectively, the "Tangible Assets"). The term "Purchased Assets" is amended by this Amendment to mean the Software, the other Intellectual Property, the Premises Lease Agreements and the Tangible Assets. All representations and covenants by Seller in the Agreement applicable to the Purchased Assets, apply to the Tangible Assets. Seller represents that it does not require any consents of any kind, including without limitation any consents in connection with the Athena Settlement, to convey the Tangible Assets to Purchaser pursuant to this Agreement. Between the date of execution of this Amendment and the date of Closing, Seller will (1) not sell or otherwise dispose of any Tangible Assets except from its inventory and (2) only sell from its inventory in the normal course of business and at Seller's normal standard prices. Seller will also notify Purchaser in advance and in writing of any sale from its inventory of items with a collective sales price of more than $5,000,000, setting forth the price and


                               Page 2 of 4 pages
circumstances of such sale. Seller represents that as of the date of Closing the Tangible Assets are all located in the offices covered by the Premises Lease Agreements, except as otherwise disclosed on Exhibit 5.0 to this Amendment. The Tangible Assets will automatically be delivered to Purchaser at the locations set forth in this Amendment as of the date of Closing, without any further action of any kind.

(b) The last Sentence of Section 3.6 of the Agreement (entitled "Title to, and Condition of, the Purchased Assets") is amended in its entirety to read as follows: "Upon Seller's transfer of the Purchased Assets to Purchaser pursuant to this Agreement, Purchaser will have good and marketable title to all the Purchased Assets free and clear of any Encumbrances, except as set forth on
Schedule 3.6 and as set forth in the Premises Lease Agreements."

6. CLOSING CONDITIONS. In the last line of Section 4.2(e) change "the Purchased Assets" to "any of the Purchased Assets, other than the Tangible Assets". Add the following additional closing condition, as Section 4.2(l):
"SETTLEMENT AGREEMENT AND DELIVERY OF TANGIBLE ASSETS. World Access shall have made all deliveries to InterVoice, Inc. required pursuant to Section 2(a) of the Settlement Agreement prior to the date of Closing. Seller shall provide Purchaser with reasonable evidence that all Tangible Assets are in the locations specified in this Agreement as of the date of Closing."

7. PRE-CLOSING SALES. Seller represents and warrants to Purchaser that, pursuant to Section 7.5(b) of the Agreement, no Pre-Closing Sales have occurred; and no new product warranty obligations have been incurred by Seller since the date of execution of the Agreement.

8.   SCHEDULES.  Schedules 1.5, 3.6, 3.7, 3.11(a), 3.11(b), 3.12 and 3.14 to
the Agreement, are hereby amended by the attached First Amendments to Schedules 1.5, 3.6, 3.7, 3.11(a), 3.11(b), 3.12 and 3.14, and all of such First
Amendments to Schedules are hereby incorporated into this Amendment.

9. ACKNOWLEDGMENTS. Any and all ownership interests of any kind in any assets, including without limitation any interests in any and all of the Purchased Assets, conveyed to Seller by World Access pursuant to the Settlement Agreement, are automatically conveyed by Seller to Purchaser pursuant to the Agreement as of the date of Closing, without any further action of any kind. The initial Payment and the Prepayment were paid to Seller prior to the date of this Amendment. No Seller Indemnity shall be required to be made by Seller pursuant to Article V of the Agreement with respect to any Purchaser Claims arising out of or relating to the subject matter of the agreement dated September 30, 1997 between World Access and Seller and/or the transactions, arrangements or understandings referred to therein (including without limitation prior transactions directly or indirectly involving Vendor Capital Corporation and sales and/or licenses to World Access prior to the September 30, 1997 agreement), and/or the lawsuits, correspondence and discussions referred to in the Settlement Agreement, including without limitation any Purchaser Claims resulting from the breach by Seller of the representations and warranties set forth in Article III of the Agreement resulting from the existence of such transactions, arrangements or understandings. The preceding sentence shall not be construed as a release of liability for, or as a limit to the Seller Indemnity for, Seller's representations and obligations pursuant to or under the Settlement Agreement.

10. RATIFICATION. The Agreement, as amended by this Amendment, is hereby ratified and approved in all respects.

11. COUNTERPARTS. This Amendment may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same amendment.


                               Page 3 of 4 pages

12. ASSISTANCE IN LITIGATION. The Purchaser and/or InterVoice shall, upon reasonable notice, make available such information (excluding any Software source code) to the Seller and/or Principal Shareholder (subject to any reasonable protective measures to safeguard Purchaser's confidential and/or proprietary information) as may reasonably be required by the Seller and/or Principal Shareholder in connection with any litigation in which the Seller and/or Principal Shareholder is, or may become, a party. Purchaser will also make available at Purchaser's offices in Dallas, Texas for reasonable use and/or inspection, by Seller and/or Principal Shareholder (or their designated representatives) in such offices, Software (including source code for the Software), computers and/or other equipment for operation with the Software, in connection with any litigation referred to in the preceding sentence. The reasonable use and inspection of Software, computers and equipment discussed in the preceding sentence is expressly limited to no more than forty hours in the aggregate, for all such lawsuits, and shall be conducted at hours mutually agreed to by Purchaser and Seller and/or Principal Shareholder, which hours may be limited by Purchaser to weekends and hours outside of Purchaser's and InterVoice's normal hours of operation. The Seller and/or Principal Shareholder shall reimburse the Purchaser and/or InterVoice for all reasonable out-of-pocket expenses incurred by Purchaser and/or InterVoice in rendering such assistance.

13. INTELLECTUAL PROPERTY. The second-to-last sentence of Section 3.12(b) of the Agreement (entitled "Intellectual Property") is amended in its entirety to read as follows: "Seller has only provided copies of the Software to its customers in connection with the sale of voice and/or call automation systems and only in executable code (not source code) and only pursuant to non-exclusive licenses which reserve all ownership rights to Seller except as set forth in Schedule 3.12.

IN WITNESS WHEREOF, Purchaser, Seller, and Principal Shareholder have executed this Amendment as of the date first above written.



                                        INTERVOICE ACQUISITION SUBSIDIARY, INC.

                                        By: /s/ DANIEL D. HAMMOND
                                           ------------------------------------
                                        Daniel D. Hammond, Chairman of the Board
                                        and Chief Executive Officer
                                        "Purchaser"

                                        INTEGRATED TELEPHONY PRODUCTS, INC.

                                        By: /s/ DAVID LIFSHITZ
                                           ------------------------------------
                                        David Lifshitz, President
                                        "Seller"

                                        /s/ DAVID LIFSHITZ
                                        ---------------------------------------
                                        David Lifshitz
                                        "Principal Shareholder"





                               Page 4 of 4 pages

                                SECOND AMENDMENT

                          TO ASSETS PURCHASE AGREEMENT

     This Second Amendment to Assets Purchase Agreement, executed as of May 22, 1998 (the "Amendment"), amends that certain Assets Purchase Agreement executed as of December 16, 1997 (as heretofore amended, the "Agreement"), by and among InterVoice Acquisition Subsidiary, Inc., a Nevada corporation ("Purchaser"), that is a wholly owned subsidiary of InterVoice, Inc., a Texas corporation: ABC Telecom, Inc. formerly known as Integrated Telephony Products, Inc., a Nevada corporation ("Seller"); and David Lifshitz (the "Principal Shareholder"). All terms used in this Amendment, but not defined in this Amendment and which are defined in the Agreement, shall have the meanings ascribed to such terms in the Agreement. The Agreement, as modified by this Amendment, is hereby ratified and confirmed in all respects.

1.   Tax Matters.   Seller, Principal Shareholder, and Purchaser acknowledge and agree that if any taxing authority in any jurisdiction asserts that any taxes, interest, penalties and/or other amounts relating thereto are owed by Seller (collectively, an "Alleged Tax Delinquency"), and as a result of such assertion, voids or sets aside or attempts to void or set aside the acquisition of any of the Purchased Assets by Purchaser, and /or imposes or threatens to impose and Encumbrance on any of the Purchased Assets (any of such events or actions, a "Payment Trigger"), Seller and Principal Shareholder hereby authorize Purchaser to pay any or all such Alleged Tax Delinquencies asserted by any and all applicable taxing authorities for and on behalf of Seller. Within ten (10) business days of receipt by Seller of reasonable evidence of the occurrence of a Payment Trigger and payment of an Alleged Tax Delinquency by Purchaser in response thereto, Seller shall reimburse Purchaser the full amount of such Alleged Tax Delinquency. Notwithstanding any provision of the Agreement, Seller, Principal Shareholder and Purchaser acknowledge and agree that any claim by Purchaser for reimbursement of a payment for and Alleged Tax Delinquency made in response to the occurrence of a Payment Trigger is a "Purchaser Claim" for purposes of the Agreement, and is, therefore, subject to the Seller Indemnity, provided, however, any and all such Purchaser Claims will not be subject to Section 5.4 of the Agreement. Accordingly, in all instances, if reimbursement of an Alleged Tax Delinquency is due and payable to Purchaser as provided herein, Seller will have to reimburse Purchaser the full amount of a payment of an Alleged Tax Delinquency without regard to the aggregate amount of all Purchaser Claims since the date of Closing. The provisions of this paragraph shall not be construed in any way to obligate Purchaser to pay any taxes for or on behalf of Seller. Seller agrees to promptly notify Purchaser in writing of any Payment Trigger and/or any Alleged Tax Delinquency asserted by any taxing authority, and to promptly provide Purchaser with all correspondence, documents and other evidence of any such Payment Trigger and/or Alleged Tax Delinquency in the possession of Seller or Principal Shareholder. Seller and Principal Shareholder represent and warrant to Purchaser that, as of the date of execution of this Amendment, they have no knowledge of any Payment Trigger and/or any Alleged Tax Delinquency asserted by any taxing authority. Purchaser represents and warrants to Seller and the Principal Shareholder that neither it nor anyone acting on its behalf shall initiate any contact with any taxing authority in any jurisdiction with respect to any tax matters relating to Seller unless such contact is made in response to an event or action which can reasonably be construed as a Payment Trigger.

2. Escrow Agreement. Within one business day of the execution and delivery of this Amendment by both parties, Purchaser will instruct the Escrow Agent to release from the Escrowed Funds $200,000 of Cash Consideration as contemplated by the second sentence of Section 5.3 of the Agreement (which sentence is hereby deleted by virtue of this Amendment) concerning payment of taxes. In all instances where receipt by Purchaser of reasonable evidence of any fact or event is a condition to the release of any Escrowed Funds as contemplated by Section 5.3 of the Agreement, Purchaser shall instruct the Escrow Agent to release such Escrowed Funds within fifteen
     (15) business days of Purchaser's receipt of such evidence, or pursue the dispute resolution procedure set forth in Section 7.8, if Purchaser has reasonable grounds for believing that Seller has not provided reasonable evidence. Purchaser acknowledges and agrees that the condition to the release from the Escrowed Funds of $200,000 of the Cash Consideration as contemplated by both the second sentence and the last sentence of Section
     5.3 of the Agreement (which sentences are hereby deleted by virtue of this Amendment) concerning payment of taxes has been satisfied in full.

3. Escrow Agreement. The second sentence and last sentence of Section 5.3 to the Agreement are deleted in their entirety. In the first sentence of
     Section 5.3 change "(subject to the last two sentences of this Section 5.3)" to "(subject to the provisions of this Section 5.3)". At the end of the second sentence after "the Common Stock will be released from escrow" add "even if there are any pending Disputed Matters which have been submitted by Purchaser to Selling Parties prior to such date". Add the following provision at the end of Section 5.3 of the Agreement:

          "On the date (the "Scheduled Release Date") which is the last to occur of the date Seller has presented Purchaser with evidence reasonably satisfactory to Purchaser that the conditions set forth in clauses (i) and (ii) in the immediately preceding sentence have been satisfied, or the date of the first annual anniversary of the Closing, the Cash Consideration remaining in escrow shall be released from escrow unless prior to such Scheduled Release Date Purchaser has delivered to Selling Parties written notice of a Disputed Matter in accordance with the provisions of Section 7.8 of this Agreement. If such a written notice of a Disputed Matter is delivered to Selling Parties in accordance with Section 7.8 of this Agreement prior to the Scheduled Release Date, the entire amount of Cash Consideration remaining in escrow will not be released from escrow after the Scheduled Release Date until if and when the Disputed Matter is either waived in writing by Purchaser at its discretion, or finally, and completely resolved in accordance with Section 7.8 by arbitration decision, and any award entered by the arbitrators has been fully satisfied. The parties acknowledge and agree that if any amount of the Cash Consideration remains in escrow after the Scheduled Release Date as a result of any Disputed Matter(s) submitted by Purchaser, the amount of such Cash Consideration in escrow shall be reduced to an amount which is equal to the Estimated Monetary Value of any Award(s) (as defined below) and all Cash Consideration in excess of the Estimated Monetary Value of any Award(s) will be released from escrow. Any claim by the Selling Parties that the amount of Cash Consideration in escrow should be reduced in accordance with the preceding sentence which is disputed by Purchaser, will be treated as a Disputed Matter and resolved in accordance with the provisions of Section 7.8 of this Agreement. For purposes of this Section 5.3, "Estimated Monetary Value of any Award(s)" means the reasonable estimated monetary value of any award(s) Purchaser would receive if Purchaser received arbitration award(s) in its favor with respect to (all) the Disputed Matter(s) submitted by Purchaser and pending as of the Scheduled Release Date, less any and all amounts of such estimated awards Selling Parties would not be obligated to pay Purchaser, due to the limitations set forth in Section 5.4 of this Agreement, even if Purchaser received arbitration decision(s) in its favor with respect to (all) the Disputed Matter(s)."

4. Counterparts. This Agreement may be executed by the parties in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

     IN WITNESS WHEREOF, Purchaser, Seller, and Principal Shareholder have executed this Amendment as of the date first above written.



                                 INTERVOICE ACQUISITION
                                 SUBSIDIARY, INC.


                                 By: /s/ ROB-ROY J. GRAHAM
                                     ------------------------------------------
                                     Rob-Roy J. Graham, Chief Financial Officer
                                     "Purchaser"


                                 ABC TELECOM, INC.


                                 By: /s/ DAVID LIFSHITZ
                                     ------------------------------------------
                                     David Lifshitz, President
                                     "Seller"



                                 /s/ DAVID LIFSHITZ
                                 --------------------------------------------
                                 David Lifshitz
                                 "Principal Shareholder"